Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 on Form S-8 to Form S-4 No. 333-205452) pertaining to The Ryland Group, Inc. 2008 Equity Incentive Plan, The Ryland Group, Inc. 2011 Equity and Incentive Plan, The Ryland Group, Inc. 2004 Non-Employee Director Equity Plan, and The Ryland Group, Inc. Executive and Director Deferred Compensation Plan II of our reports dated February 23, 2015, with respect to the consolidated financial statements of CalAtlantic Group, Inc. (formerly known as Standard Pacific Corp.) and the effectiveness of internal control over financial reporting of CalAtlantic Group, Inc. (formerly known as Standard Pacific Corp.) included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Irvine, California

October 5, 2015